CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Municipal Fund:

We consent to the use of our report dated November 22, 2016, with respect to the financial statements and financial highlights of Oppenheimer Rochester Short Duration High Yield Municipal Fund (formerly Oppenheimer Rochester Limited Term Municipal Fund), a separate series of Oppenheimer Municipal Fund, as of September 30, 2016, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado

May 30, 2017